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FORM 5
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/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
  Lazzara, Jr.,   Gasper                       Orthodontic Centers of America, Inc. (OCA)       Issuer (Check all applicable)
-------------------------------------------    ----------------------------------------------    X  Director      X  10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
    5000 Sawgrass Village Circle, Suite 25        Number of Reporting        Month/Year          X  Officer (give    Other (specify
-------------------------------------------       Person (Voluntary)      December 31, 1998     ----        title ---       below)
                 (Street)                                                 -------------------               below)
                                                                                                Chairman, Co-Chief Executive
    Ponte Vedra Beach, Florida      32082                                  5. If Amendment,                  Officer
-------------------------------------------                                  Date of Original   -------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form Filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                    4/27/98        G      2,500        D          N/A          16,142               D
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Common Stock                    5/28/98        G      152,000      D          N/A
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Common Stock                    9/29/98        G      2,015        D          N/A
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Common Stock                   11/18/98        G      2,975        D          N/A
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Common Stock                                                                               685,400              I    By Trust for
                                                                                                                     benefit of
                                                                                                                     children (1)
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Common Stock                                                                               301,832              I    By charitable
                                                                                                                     trust (1)
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Common Stock                                                                             2,599,924              I    By limited
                                                                                                                     partnership(1)
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*If the form is filed by more than one reporting person, see instruction 4(b)(v).                                             (Over)
                                                                                                                      SEC 2270(7-97)

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

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------
                                                                               Date      Expira-            Amount or
                                                              ---------------  Exer-     tion       Title   Number of
                                                                (A)     (D)    cisable   Date               Shares
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Option to Buy              $13.8125      10/18/98     A       120,000        Beginning   10/18/08    Common  120,000      N/A
                                                                             11/18/99                Stock
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Option to Buy                   484,050                      D
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Explanation of Responses:

(1) The Reporting Person disclaims beneficial ownership of these shares

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Gasper Lazzara, Jr.         2/1/99
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are                           Page 2
not required to respond unless the form displays a currently valid OMB number.                                     SEC 2270 (7-97)

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